Exhibit 99.1

CIT Announces Early Results of its Previously Announced
Cash Tender Offer of Unsecured Notes

NEW YORK – April 18, 2017 – CIT Group Inc. (NYSE: CIT) (“CIT” or the “Company”), today announced the results of the previously announced cash tender offer (the “Tender Offer”) for up to a total of $950 million aggregate principal amount of its outstanding (i) 5.500% Series C Unsecured Notes due 2019 (the “2019 Notes”), (ii) 5.375% Senior Unsecured Notes due 2020 (the “2020 Notes”) and (iii) 5.000% Senior Unsecured Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes and the 2020 Notes, the “Notes”).

As of 5:00 p.m., New York City time on April 17, 2017 (the “Early Participation Date”), the Offer was oversubscribed as approximately $2,173,457,000 in aggregate principal amount of Notes were validly tendered and not validly withdrawn.

The Company has elected to increase the aggregate maximum principal amount of Notes that may be accepted for purchase in the Tender Offer from $950 million to $969 million (as so increased, the “Tender Cap”).

The following table lists the series of Notes that are subject to the Tender Offer, certain terms of the Tender Offer, the aggregate principal amount of each series of Notes tendered and not withdrawn as of the Early Participation Date and the principal amount accepted:

Title of Security	CUSIP Number	Principal Amount Outstanding (in millions)	Acceptance Priority Level	Series Cap (in millions)	Total Consideration(1)(2)	Principal Amount Tendered (in millions)	Principal Amount Accepted (in millions)
5.500% Series C Unsecured Notes due 2019	125581GH5/ U17186AN4	$1,750	1	N/A	$1,061.25	$1,456	$969
5.375% Senior Unsecured Notes due 2020	125581GN2	$750	2	$250	$1,077.50	$390	$0
5.000% Senior Unsecured Notes due 2022	125581GQ5	$1,250	3	$225	$1,058.75	$328	$0
(1)	Excludes accrued and unpaid interest up to, but not including, the applicable Payment Date (as defined below), which will be paid in addition to the Tender Offer Consideration (as defined below) or Total Consideration (as defined below), as applicable.
(2)	Includes the Early Participation Amount (as defined below).

Due to oversubscription, the Company will accept 2019 Notes that were tendered (and not validly withdrawn) on a prorated basis. Based on the terms of the Tender Offer, including the Tender Cap and the Acceptance Priority Levels, 67% of all 2019 Notes that were tendered (and not validly withdrawn) as of the Early Participation Date will be accepted for purchase. None of the 2020 Notes and 2022 Notes that were tendered (and not validly withdrawn) as of the Early Participation Date will be accepted for purchase. Furthermore, no Notes that are tendered after the Early Participation Date will be accepted for purchase.

All Notes that are being accepted for purchase will be purchased on the “Early Payment Date,” which is currently expected to occur today, April 18, 2017. Payment for Notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the Early Payment Date.

Notes that were tendered in the Tender Offer but that are not being accepted for purchase will be returned promptly to the tendering holders.

BofA Merrill Lynch is the Dealer Manager for the Tender Offer. D. F. King & Co., Inc. is the Depositary and Tender Agent for the Tender Offer. Questions regarding the Tender Offer may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 388-3646 (collect). Requests for the Tender Offer Materials may be directed to D.F. King & Co., Inc. by phone at (888) 628-9011 (toll free) or (212) 269-5550 (collect) or by email at cit@dfking.com.

CIT is making the Tender Offer only by, and pursuant to, the terms of the Offer to Purchase and a related Letter of Transmittal. None of CIT, the Dealer Manager, the Depositary or Tender Agent makes any recommendation as to whether holders should tender or refrain from tendering their Notes. Holders must make their own decision as to whether to tender Notes and, if so, the principal amount of the Notes to tender. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the Notes, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Notes laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of CIT by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any new securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,”

“estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. We describe risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with $64 billion in assets as of December 31, 2016. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

Contacts

CIT MEDIA RELATIONS:

Gina Proia
212-771-6008

Gina.Proia@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

973-740-5058

Barbara.Callahan@cit.com